EXHIBIT 99.1

Contacts:	Phillip D. Kramer	Brad A. Thielemann
	Executive Vice President and CFO	Manager, Special Projects
	713/646-4560 – 800/564-3036	713/646-4222 – 800/564-3036

FOR IMMEDIATE RELEASE

PAA ANNOUNCES PRIVATE PLACEMENT

OFFERING OF $250 MILLION OF SENIOR NOTES

(Houston – May 9, 2006) – Plains All American Pipeline, L.P. (NYSE:PAA) announced today that it has commenced a private placement of $250 million of senior notes. The senior notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.

The Partnership intends to use the net proceeds from the offering to repay indebtedness under its bank credit facilities incurred in connection with recent acquisitions and for general partnership purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% equity interest in PAA/Vulcan Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, fluctuations in the capital markets and other factors and uncertainties inherent in the transportation, gathering, marketing, terminalling and storage of crude oil. More information regarding such risks and uncertainties may be found in the Partnership’s most recent Form 10-K, Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission.

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